FIDUCIARY MANAGEMENT, INC.

Code of Ethics

Amended effective as of October 31, 2009

I.   DEFINITIONS

A.	“Access person” means any director, officer or advisory person of the Adviser.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means Fiduciary Management, Inc.

D.
“Advisory person” means:  (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by Managed Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to Managed Accounts with regard to the purchase or sale of Covered Securities by Managed Accounts.

E.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicate and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder, generally any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities.

G.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act, generally meaning the power to exercise a controlling influence over the management or policies of a company.

H.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, generally any interest or instrument commonly known as a security, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end registered investment companies.

I.
“Disinterested director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

J.	“Fund” means FMI Common Stock Fund, Inc., FMI Funds, Inc. or any series of FMI Funds, Inc., and FMI Mutual Funds, Inc. or any series of FMI Mutual Funds, Inc.

K.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

L.
“Investment Personnel” means:  (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Managed Accounts; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to Managed Accounts regarding the purchase or sale of securities by Managed Accounts.

M.
A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

N.	“Managed Accounts” include the Fund and any other client account for which the Adviser provides investment management services.

O.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

P.	“Reportable Security” includes Covered Securities and shares of the Fund. It also includes those open-end registered investment companies organized as Exchange Traded Funds (ETF).

Q.	“Supervised Person” means any director, officer or employee of the Adviser.

II.            APPROVAL OF CODE OF ETHICS

A.	The Board of Directors of the Fund, including a majority of the Disinterested directors, shall approve this Code of Ethics and any material changes thereto.

B.	No less frequently than annually, the Chief Compliance Officer of the Adviser shall furnish a report to the Board of Directors of the Fund:

1.
Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations.  Such report shall also include a list of access persons under the Code of Ethics.

2.	Certifying that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

C.
The Chief Compliance Officer of the Adviser shall furnish a written report to the Board of Directors of the Fund describing any material changes to this Code of Ethics within ten (10) days after making any such material change.

III.           EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)
Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Managed Account; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

(c)	Purchases or sales which are non-volitional on the part of either the access person or Managed Accounts.

(d)	Purchases which are part of an automatic dividend reinvestment plan.

(e)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.           PROHIBITED ACTIVITIES

A.
Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by Managed Accounts or is being purchased or sold by Managed Accounts.  Before an access person so purchases or sells a Covered Security, he or she shall report in writing the proposed purchase or sale to the Adviser’s Chief Compliance Officer or designee.  The Adviser’s Chief Compliance Officer or designee shall review all Managed Accounts to determine whether the Covered Security is then being considered for purchase or sale or is then being purchased or sold for any Managed Accounts.  The access person shall delay so purchasing or selling a Covered Security until such time as he or she has been informed by the Adviser’s Chief Compliance Officer or designee that the proposed purchase or sale would not violate this Section IV.A., and shall not effect the proposed purchase and sale after the close of trading on the trading day following the day that the access person was so informed by the Adviser’s Chief Compliance Officer or designee.

B.
Except in a transaction exempted by Section III of this Code of Ethics, Investment Personnel (other than the Adviser’s Chief Compliance Officer) must obtain approval from the Adviser’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.  The Adviser’s Chief Compliance Officer must obtain approval from the Adviser’s President before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.  Prior approval shall not be given if (i) the Initial Public Offering involves common stock; or (ii) the Adviser’s Chief Compliance Officer or the Adviser’s President, as applicable, believe(s) that the investment opportunity should be reserved for Managed Accounts or is being offered to the individual by reason of his or her position with the Fund or the Adviser.

C.	No access persons shall borrow money or securities from a client of the Adviser.

D.
No access person shall make any recommendation to any client of the Adviser without reasonable grounds to believe that the recommendation is suitable for such client based on information provided by the client after reasonable inquiry by the access person.

V.            REPORTING AND COMPLIANCE PROCEDURES

A.
Every access person shall, no later than ten (10) days after the person becomes an access person, submit a copy of the most recent monthly brokerage statement for each brokerage account over which the access person has either direct or indirect influence or control. These reports must cover all securities in which the access person has any direct or indirect beneficial ownership.

B.
Every access person shall, no later than ten (10) days after the end of a calendar quarter, submit a copy of the Quarterly Code of Ethics Compliance Report along with the monthly brokerage statements for each month of the quarter for each brokerage account over which the access person has either direct or indirect influence or control. These reports must cover all securities in which the access person has any direct or indirect beneficial ownership.

C.
Any report filed pursuant to Section V.A.or Section V.B. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

D.
The Adviser’s Chief Compliance Officer shall review all reports filed pursuant to Section V.A or Section V.B. of this Code of Ethics.  The Adviser’s Chief Compliance Officer shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

VI.           STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.
All Supervised Persons must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state an local governments.  Consistent with their fiduciary responsibilities to the Managed Accounts, all Supervised Persons must place the interests of the Managed Accounts before their own personal interests.

B.
All Supervised Persons, whether CFA Institute Members, Candidates, or otherwise, must abide by the CFA Institute Code of Ethics and Standards of Professional Conduct, a copy of which is incorporated into this Code of Ethics  by reference.

C.	All Supervised Persons must report any violations of this Code of Ethics to be Adviser’s Chief Compliance Officer.

D.
The Adviser’s Chief Compliance Officer must provide each Supervised Person             with a copy of this Code of Ethics and any amendments and receive from each      Supervised Person an acknowledgement of receipt of this Code of Ethics.

VII.          SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Adviser may impose such sanctions as it deems appropriate.